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                                                                    Exhibit 10.4


                             Summary Description of
                             Equistar Chemicals, LP
                     Supplemental Executive Retirement Plan

     Equistar offers a Supplemental Executive Retirement Plan ("SERP") to senior managers and executive officers who receive a retirement benefit under the pension plan and who have had the amount of that benefit reduced due to required limitations under the Internal Revenue Code of 1986, as amended, or under the Employee Retirement Income Security Act, as amended ("ERISA"). Calculation of benefits under the SERP is based on base wage, salary deferrals and annual incentive awards. Equistar bears all costs of the SERP, including administration of the SERP. SERP participants are not allowed to contribute to the SERP. The SERP provides for two types of supplementary benefits: deferral/incentive supplements and qualification limitation supplements.

  Deferral/Incentive Supplements. Participants are eligible for a deferral/incentive supplement under the SERP if their Excess Retirement Benefit, as defined below, is a positive amount. The monthly amount of supplemental benefits is calculated by multiplying the SERP participant's Excess Retirement Benefit by a fraction based on his/her years of service. For purposes of this paragraph, Excess Retirement Benefit is the amount the SERP participant would have received at retirement as a basic allowance from Equistar's pension plan if it included the SERP participant's awards and deferred compensation, minus the amount of monthly retirement allowance the SERP participant is actually entitled to receive at retirement under the pension plan.

  The total annual benefit payable to each SERP participant, including payment under Equistar's pension plan, shall not exceed 65% of the greater of the SERP participant's final base pay, exclusive of deferrals, and most recent annual incentive pay, or the highest average base pay plus annual incentive pay during a 36-month consecutive period out of 120 months of service with Equistar or Lyondell, Millennium Petrochemicals or Occidental.

  Qualification Limitation Supplements. SERP participants are eligible for a qualification limitation supplement if their Excess Retirement Benefit, as defined below, is a positive amount. The monthly amount of qualification limitation supplement benefit is calculated by multiplying the SERP participant's Excess Retirement Benefit by a fraction based on the SERP
participant's years of service.   For purposes of this paragraph, Excess
Retirement Benefit is the amount of monthly allowance the SERP participant would have received as a base allowance under the pension plan had the amount not been limited or reduced due to requirements under the Internal Revenue Code of 1986, as amended, or ERISA, minus the amount of monthly allowance the SERP participant is actually entitled to receive at retirement.

  SERP participants may elect to receive their SERP benefit in any form available for payment of their normal retirement benefit provided that the same form of payment is elected for all supplementary benefits. If the SERP participant elects a form of annuity for these supplementary benefits, the SERP participant must elect the same form of annuity under the pension plan. Benefits are not reduced for social security or other amounts.